Exhibit 99.1

MCU Business

Statements of Assets Acquired and

Statements of Net Revenues and Direct Operating Expenses

As of March 31, 2013 (Unaudited), December 31, 2012 and 2011, for Each

Of the Three Years in the Period Ended December 31, 2012 and for the Three

Months Ended March 31, 2013 (Unaudited) and March 31, 2012 (Unaudited)

Independent Auditor’s Report

To the Board of Directors of Samsung Electronics Co., Ltd.

We have audited the accompanying statements of assets acquired of the MCU Business (as defined in Note 1) as of December 31, 2012 and 2011 and the related statements of net revenues and direct operating expenses for each of the three years ended December 31, 2012.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statements referred to above present fairly, in all material respects, the assets acquired of the MCU Business as of December 31, 2012 and 2011 and its net revenues and direct operating expenses for each of the three years ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying statements of assets acquired and statements of net revenues and direct operating expenses of the MCU Business were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Current Report on Form 8-K of IXYS Corporation as described in Note 2, and are not intended to be a complete presentation of the results of operations of the MCU Business.

/s/ Samil PricewaterhouseCoopers

Seoul, Korea

September 10, 2013

MCU BUSINESS

STATEMENT OF ASSETS ACQUIRED

	March 31, 2013	December 31, 2012	December 31, 2011
	(Unaudited)
Assets acquired
Inventories	$1,173,249	$796,625	$2,276,803
Machinery and equipment	44,769	54,676	81,213
Intangible assets	28,504	30,792	33,045

Total assets acquired	$1,246,522	$882,093	$2,391,061

MCU BUSINESS

STATEMENTS OF NET REVENUES AND DIRECT OPERATING EXPENSES

	2012	Year Ended December 31, 2011	2010
Net revenues	$89,071,542	$98,490,748	$110,526,104
Direct operating expenses
Cost of goods sold	$59,326,884	$54,646,327	$56,099,849
Sales expenses	2,721,941	3,422,921	5,816,056
Product development expenses	4,028,320	2,518,709	3,284,103

Total direct operating expenses	66,077,145	60,587,957	65,200,008

Net revenues less direct operating expenses	$22,994,397	$37,902,791	$45,326,096

MCU BUSINESS

STATEMENTS OF NET REVENUES AND DIRECT OPERATING EXPENSES

	Three Month Period Ended
	March 31,
	2013	2012
	(Unaudited)
Net revenues	$23,897,985	$21,830,450
Direct operating expenses
Cost of goods sold	$16,881,410	$14,803,024
Sales expenses	955,832	713,028
Product development expenses	2,402,521	979,061

Total direct operating expenses	20,239,763	16,495,113

Net revenues less direct operating expenses	$3,658,222	$5,335,337

MCU Business

Notes to Statements of Assets Acquired and

Statements of Net Revenues and Direct Operating Expenses

As of March 31, 2013 (Unaudited), December 31, 2012 and 2011, for Each

Of the Three Years in the Period Ended December 31, 2012 and for the Three

Months Ended March 31, 2013 (Unaudited) and March 31, 2012 (Unaudited)

1.	General information

The Microcontroller Business Unit is a division of Samsung Electronics Co., Ltd. (“the Company”) and is engaged in the development, manufacturing and sales of 4-bit, 8-bit, 16-bit and 32-bit microcontroller products for use in remote controls.

Pursuant to an asset purchase agreement (the “APA”) dated May 25, 2013 between the Company and IXYS Corporation (“the Acquirer”), the Acquirer purchased certain operating assets related to the 4-bit and 8-bit microcontroller product lines of the Company including inventories, equipment and intangible assets for approximately $50 million in cash. No liabilities were transferred as a result of the transaction. Hereinafter, the assets and the related business sold under the APA are referred to as the “MCU Business”. The Company will retain the remainder of its microcontroller product lines, comprised of 16-bit and 32-bit products.

2.	Summary of Significant Accounting Policies

2.1 Basis of Presentation

The accompanying financial statements of the MCU Business were prepared for the purpose of providing the Acquirer with historical information to comply with the rules and regulations of the Securities and Exchange Commission for inclusion in the current report on Form 8-K to be filed by the Acquirer. The accompanying financial statements include assets acquired and net revenues and direct operating expenses of the MCU Business for the periods presented.

These statements are derived from the Company’s historical accounting records and do not purport to reflect the assets acquired and the net revenues and direct operating expenses that would have resulted if the MCU Business had been a separate, stand-alone company during the periods presented. The MCU Business was only a small component of the Company prior to the divestiture and accordingly, historical financial statements in accordance with generally accepted accounting principles in the U.S. (“U.S. GAAP”) have not previously been prepared, nor is it practicable to prepare separate, historical financial statements for the MCU Business. The statements of assets acquired and the statement of net revenues and direct operating expenses vary from a complete financial statement prepared in accordance with U.S. GAAP because they only include assets acquired and exclude indirect expenses, such as certain general and administrative expenses, interest expenses, depreciation and amortization, income taxes and the allocation of corporate overhead costs. Therefore, the results set forth in the statements of net revenues and direct operating expenses may not be representative of future operations.

The accompanying statements of assets acquired as of March 31, 2013 and the statements of net revenues and direct operating expenses for the three month periods ended March 31, 2013 and 2012 for the MCU Business are unaudited, but, in the opinion of management, have been prepared on the same basis as the audited statements of assets acquired of the MCU Business as of December 31, 2012 and 2011, and the related statements of net revenues and direct operating expenses for each of the three years ended December 31, 2012.

Translation into United States Dollar Amounts

The Company operates primarily in Korean Won and its official accounting records are maintained in Korean Won. The U.S. dollar amounts provided in the financial statements have been translated using the spot rates at the dates of the statements of assets acquired and the average exchange rates for the three or twelve months ended at the dates of the statements of net revenues and direct operating expenses.

2.2 Use of Estimates

Preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

2.3 Inventories

Inventories consist solely of finished goods and are stated at the lower of cost and net realizable value. Cost is determined using the average cost method. The cost of finished goods comprises design costs, raw materials, direct labor, other direct costs and related production overheads (based on normal operating capacity). It excludes costs of idle plant and abnormal waste. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

Inventories are reduced for the estimated losses arising from excess, obsolescence, and decline in value. This reduction is determined by estimating net realizable value based on future customer demand. The losses on inventory obsolescence are recorded as a part of cost of sales.

2.4 Machinery and Equipment

Machinery and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful life of the asset. The estimated useful life is as follows:

Machinery and equipment	5 years

2.5 Intangible assets

Intangible assets consist of patents. Patents are stated at the net of cost less accumulated amortization. Amortization is calculated on the straight-line method over the estimated useful life of ten years.

2.6 Revenue Recognition

Revenue mainly comprises the fair value of the consideration received or receivable for the sale of goods in the ordinary course of the MCU Business’s activities. Revenue is shown net of value-added tax, returns, rebates and discounts and after eliminating intercompany transactions.

Sales of products and merchandise are recognized upon delivery when the significant risks and rewards of ownership of goods have transferred to the buyer, continuing managerial involvement usually associated with ownership and effective control have ceased, the amount of revenue can be measured reliably, and it is probable that the economic benefits associated with the transaction will flow to the Company. The Company records reductions to revenue for special pricing arrangements, price protection and other volume based discounts. If product sales are subject to customer acceptance, revenue is not recognized until customer acceptance occurs.

2.7 Direct Operating Expenses

Direct operating expenses on the accompanying statements of net revenues and direct operating expenses, which include cost of goods sold, sales expenses, and product development expenses represent the total direct operating expenses recorded within the MCU Business. Direct operating expenses were extracted from the Company’s accounts based upon specifically identifiable cost centers or projects associated with the activities of the MCU Business. The MCU Business’ statements of net revenues and direct operating expenses exclude corporate overhead, including items such as human resources, legal services and settlements, compliance, finance, tax and treasury functions that are managed by the Company. Additionally, depreciation expense of assets not acquired, interest expense and income taxes have also been excluded from the financial statements.

3.	Inventories

Inventories are summarized as follows:

	March 31, 2013	December 31, 2012	December 31, 2011
	(Unaudited)
Finished goods	$1,180,415	$810,105	$2,291,361
Less inventory reserve	(7,166)	(13,480)	(14,558)

Net inventories	$1,173,249	$796,625	$2,276,803

4.	Machinery and equipment

Details of machinery and equipment are summarized as follows:

	March 31, 2013	December 31, 2012	December 31, 2011
	(Unaudited)
Machinery and equipment	$18,257,794	$18,956,674	$17,605,561
Accumulated depreciation	(18,213,025)	(18,901,998)	(17,524,348)

Net machinery and equipment	$44,769	$54,676	$81,213

Depreciation expense for years ended December 31, 2012, 2011, and 2010 was $5.8 million, $3.7 million, and $4.6 million, respectively. Depreciation expense for the three month periods ended March 31, 2013 and 2012 was $1.8 million and $1.3 million, respectively. Depreciation expense for the periods is primarily recorded in cost of goods sold.

5.	Intangible Assets

Details of Intangible Assets are as follows:

	March 31, 2013	December 31, 2012	December 31, 2011
	(Unaudited)
Patent	$46,119	$47,884	$44,471
Accumulated amortization	(17,615)	(17,092)	(11,426)

Net intangible assets	$28,504	$30,792	$33,045

Amortization expense for years ended December 31, 2012, 2011, and 2010 was $4,557, $4,546, and $2,972, respectively. Amortization expense for the three month periods ended March 31, 2013 and 2012 was $1,180 and $1,132, respectively. Amortization expense for the periods is primarily recorded in cost of goods sold.

6.	Selected Cash Flow Information

The following selected cash flow information has been prepared from cash flows related solely to cash flows used in or provided by changes in the specific assets comprising the MCU Business.

	Three month period ended March 31,		Year ended December 31,
	2013	2012	2012	2011	2010
	(Unaudited)
Net revenues less direct operating expenses	$3,658,222	$5,335,337	$22,994,397	$37,902,791	$45,326,096

Change in inventories	(376,624)	88,100	1,480,178	(245,333)	(401,473)

Selected operating cash flows	3,281,598	5,423,437	24,474,575	37,657,458	44,924,623
Purchases of intangible assets	—	—	—	(12,871)	(3,553)

Selected investing cash flows	—	—	—	(12,871)	(3,553)

Net selected cash flows	$3,281,598	$5,423,437	$24,474,575	$37,644,587	$44,921,070

7.	Subsequent Events

Subsequent events have been evaluated for recognition and disclosure through September 10, 2013, the date the financial statements were available to be issued. There have been no subsequent events requiring disclosure other than the sale below.

Pursuant to the APA mentioned heretofore and dated as of May 25, 2013 between the Company and the Acquirer, the Acquirer purchased the MCU Business from the Company in return for approximately $50 million in cash. The APA provides for a working capital adjustment at the transaction close date such that any working capital deficiencies can be settled through additional cash consideration. Accordingly, certain assets which have been included in the above statements of assets acquired may change as of the close of the transaction.